UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Braemar Hotels and Resorts Inc.
(Name of Registrant as Specified In Its Charter)

Blackwells Capital LLC
Blackwells Onshore I LLC
Jason Aintabi
Michael Cricenti
Jennifer M. Hill
Betsy L. McCoy
Steven J. Pully
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 2, 2024, Blackwells Capital LLC (“Blackwells”) issued a press release, a copy of which is attached hereto as Exhibit 1.

Also on May 2, 2024, Blackwells issued a letter to stockholders, a copy of which is attached hereto as Exhibit 2.

A copy of each the press release and the letter to stockholders is available on Blackwells’ website, www.NoMoreMonty.com.

From time to time, Blackwells and/or the other participants in its solicitation may make certain posts and/or reposts regarding the campaign to their respective social media pages, including each of their X (formerly known as Twitter) pages, Instagram pages and/or YouTube pages. A copy of the posts are attached hereto as Exhibit 3.

IMPORTANT ADDITIONAL INFORMATION

Blackwells, Blackwells Onshore I LLC, Jason Aintabi, Michael Cricenti, Jennifer M. Hill, Betsy L. McCoy and Steven J. Pully (collectively, the “Participants”) are participants in the solicitation of proxies from the stockholders of the Corporation for the 2024 Annual Meeting. On April 3, 2024, the Participants filed with the Securities and Exchange Commission (the “SEC”) their definitive proxy statement and accompanying WHITE proxy card in connection with their solicitation of proxies from the stockholders of the Corporation.

ALL STOCKHOLDERS OF THE CORPORATION ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE UNIVERSAL PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN THE CORPORATION, BY SECURITY HOLDINGS OR OTHERWISE.

The definitive proxy statement and an accompanying WHITE universal proxy card will be furnished to some or all of the Corporation’s stockholders and are, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the definitive proxy statement without charge, upon request. Requests for copies should be directed to Blackwells.

Exhibit 1

Blackwells Releases Letter to Fellow Braemar Hotels & Resorts Inc.’s Shareholders

Braemar Board has Presided Over Massive Wealth Destruction and Value Transfer to Monty Bennett

Recommends Shareholders Elect Blackwells’ Highly Qualified Candidates to Serve All Shareholders

Visit www.NoMoreMonty.com and Follow Blackwells’ Campaign

on Twitter, @nomoremonty, and Instagram, @no_more_monty

NEW YORK, May 2, 2024 – Blackwells Capital LLC (“Blackwells”), a shareholder of Braemar Hotels & Resorts Inc. (“Braemar” or the “Company”) (NYSE: BHR) in connection with its nomination of four highly qualified candidates—Jennifer M. Hill, Betsy L. McCoy, Steven J. Pully and Michael Cricenti (collectively, the “Blackwells Nominees”)—for election to the board of directors of Braemar (the “Board”) at the Company’s 2024 annual meeting of shareholders (the “2024 Annual Meeting”) to be held on July 30, 2024, released a letter to its fellow Braemar shareholders.

In its letter, Blackwells outlines the overwhelming case for change at the Board including:

●	The destruction of value;

●	The Company’s advisory agreement (the “Advisory Agreement”) with Ashford Hospitality Advisors LLC (together with Ashford, Inc., “Ashford”), which we believe is extortionary; and

●	The termination fee payable to Ashford and Mr. Monty Bennett.

Jason Aintabi, Chief Investment Officer of Blackwells, said:

“We invite our fellow shareholders to review our letter and join us in taking action to elect a Board who will act in the best interests of all shareholders, not just Ashford and Mr. Monty Bennett. We believe that Mr. Bennett knows there may be sufficient grounds to terminate the Advisory Agreement for cause, and caution shareholders to remain on high alert for any further self-serving actions that Ashford will take to extract value under this agreement at the expense of shareholders.”

We encourage shareholders to review Blackwells’ materials, the details of its engagement with the Company, information about Blackwells’ nominees, and other important information at www.NoMoreMonty.com.

Shareholders are also invited to follow Blackwells’ campaign on Twitter, @nomoremonty, and Instagram, @no_more_monty.

About Blackwells Capital

Blackwells Capital was founded in 2016 by Jason Aintabi, its Chief Investment Officer. Since that time, it has made investments in public securities, engaging with management and boards, both publicly and privately, to help unlock value for stakeholders, including shareholders, employees and communities. Throughout their careers, Blackwells’ principals have invested globally on behalf of leading public and private equity firms and have held operating roles and served on the boards of media, energy, technology, insurance and real estate enterprises. For more information, please visit www.blackwellscap.com.

Contacts

Shareholders

MacKenzie Partners, Inc.
Toll Free: +1 (800) 322-2885
proxy@mackenziepartners.com

Media

Gagnier Communications

Dan Gagnier & Riyaz Lalani

646-569-5897

blackwells@gagnierfc.com

IMPORTANT ADDITIONAL INFORMATION

Blackwells, Blackwells Onshore I LLC, Jason Aintabi, Michael Cricenti, Jennifer M. Hill, Betsy L. McCoy and Steven J. Pully (collectively, the “Participants”) are participants in the solicitation of proxies from the shareholders of the Corporation for the 2024 Annual Meeting. On April 3, 2024, the Participants filed with the SEC their definitive proxy statement and accompanying WHITE proxy card in connection with their solicitation of proxies from the shareholders of the Corporation.

All SHAREHOLDERS of the Corporation are advised to read the definitive proxy statement, the accompanying WHITE UNIVERSAL proxy card and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants and their direct or indirect interests in the Corporation, by security holdings or otherwise.

The definitive proxy statement and an accompanying WHITE universal proxy card will be furnished to some or all of the Corporation’s shareholders and are, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the definitive proxy statement without charge, upon request. Requests for copies should be directed to Blackwells.

The Company’s board of directors has purported to reject as invalid our nominations to elect each of Blackwells’ nominees and determined that our notice is purportedly non-compliant with the Bylaws and defective. On March 24, 2024, Braemar brought suit against each of the Participants, Blackwells Holding Co. LLC, Vandewater Capital Holdings, LLC, Blackwells Asset Management LLC and BW Coinvest Management I LLC in the United States District Court for the Northern District of Texas, seeking injunctive relief against solicitation of proxies by Blackwells and a declaratory judgment that Blackwells’ nomination is invalid due to Blackwells’ alleged violations of the Company’s Bylaws, and, as a result, Blackwells’ slate of purported nominees is invalid and ineligible to stand for election by the Company’s shareholders. Ultimately, we believe the Company’s claims have no merit. The outcome of the Company’s lawsuit and any related litigation may affect our ability to deliver proxies submitted to us on the WHITE Universal Proxy Card.

Exhibit 2

NO MORE MONTY

BLACKWELLS' LETTER TO SHAREHOLDERS

Dear Fellow Braemar Shareholders,

Blackwells Capital LLC ("Blackwells"), a fellow shareholder of Braemar ("Braemar" or the "Company"), is soliciting your vote to elect Jennifer M. Hill, Betsy L. McCoy, Steven J. Pully, and Michael Cricenti to the board of directors of Braemar (the "Board") at the Company's annual meeting of shareholders, which is scheduled to be held on July 30, 2024.

Braemar's Board has categorically failed shareholders. Under the jackboot of the external Advisory Agreement (the "Advisory Agreement") between the Company and Ashford Hospitality Advisors LLC ("Ashford LLC" and collectively with Ashford Inc. and its affiliates, "Ashford"), which seems to get sweeter each year for Mr. Montgomery Bennett and Ashford, shareholders are left holding an empty bag. Proper governance at Braemar must be restored, and the Blackwells' nominees are here to ensure that happens. Make no mistake: the current Board cannot be trusted to look after Braemar's assets, which rightfully belong to shareholders.

The time has finally come for Braemar shareholders to have a Board that will make decisions to benefit ALL shareholders, not just Ashford and Mr. Montgomery Bennett.

By now you've likely seen press releases, proxy filings, and news articles about Blackwells' campaign. We implore shareholders to consider the following:

1 Destruction of Value

2 The Extortionary Advisory Agreement

3 Mr. Bennett and Ashford's Termination Fee

1. DESTRUCTION OF VALUE

BHR Total Shareholder Return Since Spinoff
60%
40%
20%
0%
(20%)
(40%)
(60%)
(80%)
(100%)
Nov-2013
Nov-2014
Nov-2015
Nov-2016
Nov-2017
Nov-2018
Nov-2019
Nov-2020
Nov-2021
Nov-2022
Nov-2023
-95%
BHR
Peer Average

Braemar's management and Board have presided over significant value destruction since 2013.[i] Braemar's share price during that period declined by approximately 91% and underperformed its peers by a whopping 95%.[ii]

BW BLACKWELLS CAPITAL

PAGE 1

NO MORE MONTY

BLACKWELLS' LETTER TO SHAREHOLDERS

2. THE EXTORTIONARY ADVISORY AGREEMENT

Braemar
Share Price
Fees to Ashford
($ millions)
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
-
350
300
250
200
150
100
50
-
+$305
Million
+$197
Million
(91%)
Dec-13
Dec-14
Dec-15
Dec-16
Dec-17
Dec-18
Dec-19
Dec-20
Dec-21
Dec-22
Dec-23
iii
Braemar Share Price
Cumulative Advisory Fees to Ashford
Cumulative Total Fees Including Additional Service Fees

Braemar is paying Ashford $31 million per year for its services per the Advisory Agreement, plus roughly $30 million of "additional service fees" for services and products provided by entities in which Ashford has an interest.[iv] All told, Ashford's fees have increased nearly 575% since 2013.[v] A rudimentary examination of Braemar's share performance versus Ashford's fees paints a miserable story.

3. MR. BENNETT AND ASHFORD'S TERMINATION FEE

As the fees paid to Ashford Inc. have increased dramatically, Mr. Bennett and Ashford's termination fee has also increased unacceptably. Astonishingly, the termination fee Mr. Bennett and Ashford think they are owed—after having presided over this disaster—outstrips the entire market value of Braemar. **If this is not corporate piracy, we simply do not know what is.**

BLACKWELLS CAPITAL

PAGE 2

NO MORE MONTY

BLACKWELLS' LETTER TO SHAREHOLDERS

THREE STRIKES AND MONTY BENNETT IS OUT

Blackwells' message to Mr. Bennett and the Braemar Board is clear: three strikes and you are out. We will not stand by while shareholder value is destroyed or be held captive by what we believe to be an extortionary Advisory Agreement that transfers wealth from Braemar shareholders to Mr. Bennett's pocketbook any longer. We believe there may be sufficient grounds to terminate the Advisory Agreement **for cause**. Until independent Board members can evaluate all options properly, shareholders must remain on high alert that the current Board will take further actions to entrench itself, which we believe will surely be motivated by Mr. Bennett's self-preservation and self-enrichment, ahead of shareholder needs.

Please vote your proxy today on the **WHITE** universal proxy card "**FOR**" each of the Blackwells nominees and "**FOR**" each of Blackwells' proposals.

BW BLACKWELLS CAPITAL

PAGE 3

NO
MORE
MONTY

BLACKWELLS' LETTER TO SHAREHOLDERS

HOW TO VOTE

Braemar's 2024 Annual Meeting of Shareholders will be held on May 15, 2024, and all shareholders of record as of the close of business on March 14, 2024 are entitled to vote at the meeting.

Braemar Shareholders – Please vote your proxy today on the WHITE universal proxy card "FOR" each of the Blackwells nominees and the Blackwells proposals. Blackwells recommends shareholders vote "AGAINST" Braemar's executive compensation resolution.

If you have any questions about voting your proxy or need replacement proxy materials, contact:

MacKenzie Partners, Inc.

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

Call Toll Free: 1-800-322-2885

Email: **proxy@mackenziepartners.com**

BW BLACKWELLS CAPITAL

PAGE 4

NO MORE MONTY

BLACKWELLS' LETTER TO SHAREHOLDERS

IMPORTANT ADDITIONAL INFORMATION

[i] Source: Capital IQ Pro since Braemar's spin-off from Ashford Hospitality Trust November 19, 2013.

[ii] Source: Capital IQ Pro from Braemar's spin-off from Ashford Hospitality Trust November 19, 2013 to the unaffected date of March 28, 2024. Peers are from Braemar Definitive Proxy, filed on March 28, 2024 and include; DiamondRock Hospitality Company, Hersha Hospitality Trust, Host Hotels & Resorts, Inc., Park Hotels and Resorts, Inc., Pebblebrook Hotel Trust, RLJ Lodging Trust, Summit Hotel Properties, Inc., Sunstone Hotel Investors, Inc., and Xenia Hotels & Resorts, Inc. Chatham Lodging Trust has been excluded due to its size, as its revenue is less than $500 million, and lower budget portfolio.

[iii] Fees to Ashford include base advisory fee, reimbursable expenses, and equity-based compensation (Braemar's Annual Report for the year ended December 31, 2023, filed on Form 10-K with the SEC on March 14, 2024 ("2023 Form 10-K"), pg. 143). Total fees include the advisory fees and additional services to Ashford Inc. including insurance claims services, broker/dealer, audio visual services, debt placement and related services, mobile key app, design and construction services, hypoallergenic premium rooms, watersports activities/transportation services, hotel management services (2023 Form 10-K, pg. 118).

[iv] Source: 2023 Form 10-K, pg. 118.

[v] Based on the percentage change from (i) approximately $61.4 million (consisting of the combined total fees paid to Ashford LLC in the year ended 2023 discussed in footnote i) as compared to (ii) approximately $9.1 million (calculated by annualizing the total advisory fees paid to Ashford LLC from November 19, 2013 through December 31, 2013, as disclosed in Braemar's Annual Report for the year ended December 31, 2013, filed on Form 10-K with the SEC on March 31, 2014).

BW BLACKWELLS CAPITAL

PAGE 5

Exhibit 3

Under the Board and CEO Monty Bennett's direction, $BHR’s share price is down ~90% since its peak in November 2013. #nomoremonty

We believe Braemar needs new voices in the boardroom that consider options to create value and fully explore holding Mr. Bennett accountable for the damage caused to Braemar shareholders.

Read more: https://bit.ly/4aVb3Cp #nomoremonty

Since spinning off from Ashford Hospitality Trust, $BHR has underperformed its peers by ~95%  — a total destruction of shareholder value in our view.

Read more about our plan for returning value to Braemar’s shareholders: https://bit.ly/4aVb3Cp #nomoremonty

Braemar has the worst operating load as a percentage of its market capitalization of any of its peers at ~14x the hotel REIT peer average. #nomoremonty

This is not a sign of a healthy company — in fact, we believe, it indicates wild mismanagement by Mr. Bennett and $BHR’s Board.

Read more about our plan for restoring value to Braemar’s shareholders: https://bit.ly/4aVb3Cp #nomoremonty